Mueller Water Products Reports 2024 Third Quarter Results

Increased Net Sales 9.2 percent to $356.7 Million
Reported Net Income per Diluted Share of $0.30
Achieved Record Adjusted Net Income per Diluted Share of $0.32
Raises Annual Guidance for Net Sales and Adjusted EBITDA

ATLANTA, August 5, 2024 - Mueller Water Products, Inc. (NYSE: MWA) announced financial results for its 2024 third quarter ended June 30, 2024.
In the third quarter of 2024, the Company:
•Delivered net sales of $356.7 million, a 9.2 percent increase as compared with $326.6 million in the prior year quarter
•Reported operating income of $67.0 million as compared with $35.6 million in the prior year quarter and increased adjusted operating income 77.0 percent to $69.9 million as compared with $39.5 million in the prior year quarter
•Reported operating margin of 18.8 percent as compared with 10.9 percent in the prior year quarter and increased adjusted operating margin to 19.6 percent as compared with 12.1 percent in the prior year quarter
•Reported net income of $47.3 million as compared with $24.5 million in the prior year quarter, with net income margin of 13.3 percent as compared with 7.5 percent in the prior year quarter, and increased adjusted net income 79.3 percent to $49.5 million as compared with $27.6 million in the prior year quarter
•Reported net income per diluted share of $0.30 as compared with $0.16 in the prior year quarter and increased adjusted net income per diluted share 77.8 percent to $0.32 as compared with $0.18 in the prior year quarter
•Increased adjusted EBITDA 56.6 percent to $85.2 million as compared with $54.4 million in the prior year quarter and improved adjusted EBITDA margin to 23.9 percent as compared with 16.7 percent in the prior year quarter
•Increased net cash provided by operating activities for the nine-month period by $97.0 million to $149.5 million as compared with $52.5 million in the prior year period
•Increased free cash flow for the nine-month period by $101.4 million to $121.5 million as compared with $20.1 million in the prior year period
“We are pleased to report a record third quarter that exceeded our expectations. We experienced healthy order levels supported by steady end market demand. Strong execution from our commercial and operational teams, including ongoing benefits from manufacturing and supply chain efficiencies, and disciplined SG&A spending helped drive records for quarterly earnings and adjusted EBITDA,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“I am highly encouraged by the progress our teams have achieved this year based on their unrelenting focus on customer service and operational efficiency. A testament to our operational progress is the improvement in adjusted EBITDA for the latest twelve months which reached a record level with more than a 21% adjusted EBITDA margin. We are on track to achieve record annual results and, accordingly, are updating our guidance for 2024 net sales and adjusted EBITDA. While the external environment remains dynamic, we believe overall end market demand will remain resilient in the months ahead and we are confident in our teams’ ability to execute effectively and efficiently as we move into 2025.”
“We are moving forward with confidence and strength with leading brands, improving manufacturing operations, a large installed base and strong channel and end customer relationships. As we look ahead, we are well-positioned to benefit from the investment to address the aging North American water infrastructure and the incremental spending associated with the federal infrastructure bill, including lead service line replacement projects. With the ramp-up of our new brass foundry close to completion and our improved execution, we are confident that we can continue to grow sales and expand margins,” Ms. Zakas concluded.
Consolidated Results
Net sales for the 2024 third quarter increased $30.1 million, or 9.2 percent, to $356.7 million as compared with $326.6 million in the prior year quarter primarily due to increased volumes at Water Flow Solutions and higher pricing across most product lines, partially offset by lower volumes at Water Management Solutions.
Operating income for the third quarter increased $31.4 million, or 88.2 percent, to $67.0 million as compared with $35.6 million in the prior year quarter. Benefits from favorable manufacturing performance, increased volumes and favorable price/cost were partially offset by the impacts of the Israel-Hamas war at Water Management Solutions. Operating margin for the third quarter was 18.8 percent as compared with 10.9 percent in the prior year quarter.
During the quarter, the Company incurred $2.9 million of strategic reorganization and other charges, which have been excluded from adjusted results, primarily related to our leadership transition, severance and certain transaction-related expenses, as well as a non-cash asset impairment at Water Management Solutions.
Adjusted operating income increased $30.4 million, or 77.0 percent, to $69.9 million as compared with $39.5 million in the prior year quarter. Adjusted operating margin improved to 19.6 percent as compared with 12.1 percent in the prior year quarter.
Net income increased $22.8 million, or 93.1 percent, to $47.3 million as compared with $24.5 million in the prior year quarter. Net income margin improved to 13.3 percent as compared with 7.5 percent in the prior year quarter. Adjusted net income increased $21.9 million, or 79.3 percent, to $49.5 million as compared with $27.6 million in the prior year quarter.
Adjusted EBITDA of $85.2 million increased $30.8 million, or 56.6 percent, as compared with $54.4 million in the prior year quarter. Adjusted EBITDA margin improved to 23.9 percent as compared with 16.7 percent in the prior year quarter.
Segment Results

Water Flow Solutions
Net sales for the 2024 third quarter increased $58.0 million, or 38.6 percent, to $208.1 million as compared with $150.1 million in the prior year quarter primarily due to higher volumes of iron gate valves as well as higher pricing across most product lines.
Operating income and adjusted operating income were both $57.8 million for the quarter. Adjusted operating income increased $45.1 million, or 355.1 percent, compared with the prior year quarter. Benefits from favorable manufacturing performance, increased volumes and favorable price/cost more than offset higher SG&A expenses. Operating margin and adjusted operating margin were both 27.8 percent as compared with 8.4 percent and 8.5 percent for operating margin and adjusted operating margin, respectively, in the prior year quarter.
Adjusted EBITDA of $66.9 million increased $46.0 million, or 220.1 percent, as compared with $20.9 million in the prior year quarter. Adjusted EBITDA margin was 32.1 percent as compared with 13.9 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2024 third quarter decreased $27.9 million, or 15.8 percent, to $148.6 million as compared with $176.5 million in the prior year quarter primarily due to lower volumes, partially offset by higher pricing across most product lines.
Operating income and adjusted operating income were $25.5 million and $26.9 million, respectively, for the third quarter. Adjusted operating income decreased $13.1 million, or 32.8 percent, compared with the prior year quarter. Benefits from lower SG&A expenses and favorable price/cost were more than offset by lower volumes and the impacts of the Israel-Hamas war. Operating margin and adjusted operating margin were 17.2 percent and 18.1 percent, respectively, as compared with the prior year quarter operating margin of 22.1 percent and adjusted operating margin of 22.7 percent.
Adjusted EBITDA of $34.0 million decreased $13.6 million, or 28.6 percent, as compared with $47.6 million in the prior year quarter. Adjusted EBITDA margin was 22.9 percent as compared with 27.0 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2024 third quarter was $2.8 million as compared with $3.8 million in the prior year quarter, primarily as a result of higher interest income.
Income Taxes
For the 2024 third quarter, income tax expense was $15.9 million, or 25.2 percent of income before tax, as compared with $6.4 million in the prior year quarter, or 20.7 percent of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the nine-month period ended June 30, 2024, increased by $97.0 million to $149.5 million as compared with $52.5 million in the prior year period. The increase was primarily driven by higher net income and improvements in working capital compared with the prior year nine-month period.

For the nine-month period, the Company invested $28.0 million in capital expenditures as compared with $32.4 million in the prior year period.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the nine-month period increased by $101.4 million to $121.5 million as compared with $20.1 million in the prior year period, primarily due to the increase in net cash provided by operating activities.
As of June 30, 2024, Mueller Water Products had $448.9 million of total debt outstanding and $243.3 million of cash and cash equivalents, resulting in a debt leverage ratio of 1.7 times and net debt leverage ratio of 0.8 times. We did not have any borrowings under our ABL Agreement at quarter end, nor did we borrow any amounts under our ABL during the quarter. There are no maturities on the Company’s debt financings until June 2029, and its 4.0 percent Senior Notes have no financial maintenance covenants.
Fiscal 2024 Outlook
The Company is increasing its expectations for fiscal 2024 consolidated net sales to be between $1,285 million and $1,295 million, or an increase of 0.7% to 1.5% compared with fiscal 2023. The Company is also increasing its expectations for fiscal 2024 adjusted EBITDA to be between $271 million and $275 million, or an increase of 34.1% to 36.1% compared with fiscal 2023. The Company expects free cash flow as a percentage of adjusted net income to be more than 85 percent in fiscal 2024.
The Company’s expectations for certain additional financial metrics for fiscal 2024 are as follows:
•Total SG&A expenses between $248 million and $250 million
•Net interest expense between $12 million and $13 million
•Effective income tax rate of approximately 24 percent
•Depreciation and amortization between $65 million and $66 million
•Pension expense other than service of approximately $4 million
•Capital expenditures between $40 million and $45 million
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday, August 6, 2024, at 10 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-813-5525. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.

Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Net debt and net debt leverage are non-GAAP measures that the Company presents as liquidity measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board of Directors and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, the Company’s product portfolio positioning and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.

Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, legal, reputational, audit and financial risks resulting from previously reported cybersecurity incidents and possible future cybersecurity incidents, the effectiveness of the Company’s business continuity plans related thereto, and the Company’s ability to recover under its cybersecurity insurance policies; logistical challenges and supply chain disruptions, geopolitical conditions, including the Israel-Hamas war, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee, and Decatur, Illinois, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, including executive officers, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against further service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2024	2023
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$243.3	$160.3
Receivables, net of allowance for credit losses of $7.9 million and $7.3 million	213.2	217.1
Inventories, net	293.8	297.9
Other current assets	35.2	31.5
Total current assets	785.5	706.8
Property, plant and equipment, net	309.8	311.7
Intangible assets, net	315.4	334.0
Goodwill, net	95.5	93.7
Other noncurrent assets	62.4	58.8
Total assets	$1,568.6	$1,505.0

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.7	$0.7
Accounts payable	85.7	102.9
Other current liabilities	126.0	115.2
Total current liabilities	212.4	218.8
Long-term debt	448.2	446.7
Deferred income taxes	56.0	73.8
Other noncurrent liabilities	60.4	54.2
Total liabilities	777.0	793.5

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized; none outstanding at June 30, 2024, and September 30, 2023	—	—
Common stock: par value $0.01 per share; 600,000,000 shares authorized; 155,765,042 and 155,871,932 shares outstanding at June 30, 2024, and September 30, 2023, respectively	1.6	1.6
Additional paid-in capital	1,208.3	1,240.4
Accumulated deficit	(375.9)	(481.8)
Accumulated other comprehensive loss	(42.4)	(48.7)
Total stockholders' equity	791.6	711.5
Total liabilities and stockholders' equity	$1,568.6	$1,505.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Net sales	$356.7	$326.6	$966.5	$974.3
Cost of sales	225.3	226.5	618.4	683.2
Gross profit	131.4	100.1	348.1	291.1
Operating expenses:
Selling, general and administrative	61.5	60.6	182.1	187.7
Strategic reorganization and other charges (1)	2.9	3.9	12.7	0.9
Total operating expenses	64.4	64.5	194.8	188.6
Operating income	67.0	35.6	153.3	102.5
Pension expense other than service	1.0	0.9	3.0	2.8
Interest expense, net	2.8	3.8	9.7	11.4
Other expense (2)	—	—	1.6	—
Income before income taxes	63.2	30.9	139.0	88.3
Income tax expense (2)	15.9	6.4	33.1	20.0
Net income	$47.3	$24.5	$105.9	$68.3

Net income per basic share	$0.30	$0.16	$0.68	$0.44

Net income per diluted share	$0.30	$0.16	$0.68	$0.44

Weighted average shares outstanding:
Basic	155.7	156.4	155.9	156.2
Diluted	156.7	157.2	156.6	156.8

Dividends declared per share	$0.064	$0.061	$0.192	$0.183

(1) For the three-month period ended June 30, 2024, the Company recorded approximately $2.9 million in Strategic reorganization and other charges associated with non-cash asset impairment, our leadership transition, severance and certain transaction-related expenses. For the nine-month period ended June 30, 2024, the Company recorded approximately $12.7 million in Strategic reorganization and other charges associated with our leadership transition, certain transaction-related expenses, cybersecurity incidents expense, non-cash asset impairment and severance. For the three-month period ended June 30, 2023, the Company recorded approximately $3.9 million in Strategic reorganization and other charges associated with severance and certain transaction-related expenses. For the nine-month period ended June 30, 2023, the Company recorded approximately $0.9 million in Strategic reorganization and other charges associated with severance and certain transaction-related expenses, partially offset by a gain from the sale of our facility in Aurora, Illinois.

(2) For the nine-month period ended June 30, 2024, the Company recorded $1.6 million in Other expense for the release of an indemnification receivable related to an uncertain tax position that expired on December 31, 2023. This was offset as a $1.6 million benefit within income tax expense.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	June 30,
	2024	2023
	(in millions)
Operating activities:
Net income	$105.9	$68.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28.8	25.1
Amortization	20.4	21.0
Non-cash asset impairment	1.4	—
Loss (gain) on sale of assets	0.4	(3.7)
Stock-based compensation	7.0	5.9
Pension cost	3.5	3.4
Deferred income taxes	(18.6)	(6.7)
Inventory reserve provision	8.4	0.4
Other, net	0.3	0.7
Changes in assets and liabilities:
Receivables, net	3.8	18.2
Inventories	(4.6)	(34.1)
Other assets	(6.9)	(2.0)
Accounts payable	(17.2)	(21.8)
Other current liabilities	10.7	(19.4)
Other noncurrent liabilities	6.2	(2.8)
Net cash provided by operating activities	149.5	52.5
Investing activities:
Capital expenditures	(28.0)	(32.4)
Proceeds from sale of assets	0.1	5.1
Net cash used in investing activities	(27.9)	(27.3)
Financing activities:
Dividends paid	(29.9)	(28.6)
Common stock repurchased under buyback program	(10.0)	—
Employee taxes related to stock-based compensation	(1.7)	(1.6)
Common stock issued	2.5	1.9
Debt issuance costs	(0.9)	—
Payments for finance lease obligations	(0.7)	(0.9)
Net cash used in financing activities	(40.7)	(29.2)
Effect of currency exchange rate changes on cash	2.1	(1.3)
Net change in cash and cash equivalents	83.0	(5.3)
Cash and cash equivalents at beginning of period	160.3	146.5
Cash and cash equivalents at end of period	$243.3	$141.2

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended June 30, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$208.1	$148.6	$—	$356.7

Gross profit	$81.9	$49.5	$—	$131.4
Selling, general and administrative expenses	24.1	22.6	14.8	61.5
Strategic reorganization and other charges (1)	—	1.4	1.5	2.9
Operating income (loss)	$57.8	$25.5	$(16.3)	$67.0

Operating margin	27.8%	17.2%		18.8%

Capital expenditures	$6.2	$6.0	$—	$12.2

Net income				$47.3
Net income margin				13.3%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$47.3
Strategic reorganization and other charges (1)				2.9
Income tax expense of adjusting items (2)				(0.7)
Adjusted net income				$49.5

Weighted average diluted shares outstanding				156.7

Net income per diluted share				$0.30
Strategic reorganization and other charges per diluted share				0.02
Income tax expense of adjusting items per diluted share				—
Adjusted net income per diluted share				$0.32

Net income				$47.3
Income tax expense (3)				15.9
Interest expense, net (3)				2.8
Pension expense other than service (3)				1.0
Operating income (loss)	$57.8	$25.5	$(16.3)	67.0
Strategic reorganization and other charges (1)	—	1.4	1.5	2.9
Adjusted operating income (loss)	57.8	26.9	(14.8)	69.9
Pension expense other than service	—	—	(1.0)	(1.0)
Depreciation and amortization	9.1	7.1	0.1	16.3
Adjusted EBITDA	$66.9	$34.0	$(15.7)	$85.2

Adjusted operating margin	27.8%	18.1%		19.6%
Adjusted EBITDA margin	32.1%	22.9%		23.9%

Adjusted EBITDA	$66.9	$34.0	$(15.7)	$85.2
Three prior quarters' adjusted EBITDA	135.7	86.9	(40.2)	182.4
Trailing twelve months' adjusted EBITDA	$202.6	$120.9	$(55.9)	$267.6

Reconciliation of net debt to total debt (end of period):
Current portion of long term debt				$0.7
Long-term debt				448.2
Total debt				448.9
Less cash and cash equivalents				243.3
Net debt				$205.6

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)				1.7x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				0.8x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$87.3
Less capital expenditures	12.2
Free cash flow	$75.1

(1) Strategic reorganization and other charges include non-cash asset impairment, expenses associated with our leadership transition, severance and certain transaction-related expenses.
(2) The income tax expense of adjusting items reflects an effective tax rate of 25.2% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended June 30, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$150.1	$176.5	$—	$326.6

Gross profit	$33.6	$66.5	$—	$100.1
Selling, general and administrative expenses	20.9	26.5	13.2	60.6
Strategic reorganization and other charges (1)	0.1	1.0	2.8	3.9
Operating income (loss)	$12.6	$39.0	$(16.0)	$35.6

Operating margin	8.4%	22.1%		10.9%

Capital expenditures	$7.5	$4.4	$—	$11.9

Net income				$24.5
Net income margin				7.5%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$24.5
Strategic reorganization and other charges (1)				3.9
Income tax expense of adjusting items (2)				(0.8)
Adjusted net income				$27.6

Weighted average diluted shares outstanding				157.2

Net income per diluted share				$0.16
Strategic reorganization and other charges per diluted share				0.02
Income tax expense of adjusting items per diluted share				—
Adjusted net income per diluted share				$0.18

Net income				$24.5
Income tax expense (3)				6.4
Interest expense, net (3)				3.8
Pension expense other than service (3)				0.9
Operating income (loss)	$12.6	$39.0	$(16.0)	35.6
Strategic reorganization and other charges (1)	0.1	1.0	2.8	3.9
Adjusted operating income (loss)	12.7	40.0	(13.2)	39.5
Pension expense other than service (3)	—	—	(0.9)	(0.9)
Depreciation and amortization	8.2	7.6	—	15.8
Adjusted EBITDA	$20.9	$47.6	$(14.1)	$54.4

Adjusted operating margin	8.5%	22.7%		12.1%
Adjusted EBITDA margin	13.9%	27.0%		16.7%

Adjusted EBITDA	$20.9	$47.6	$(14.1)	$54.4
Three prior quarters' adjusted EBITDA	82.9	88.1	(40.1)	130.9
Trailing twelve months' adjusted EBITDA	$103.8	$135.7	$(54.2)	$185.3

Reconciliation of net debt to total debt (end of period):
Current portion of long term debt				$0.8
Long-term debt				446.7
Total debt				447.5
Less cash and cash equivalents				141.2
Net debt				$306.3

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)				2.4x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				1.7x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$74.7
Less capital expenditures	11.9
Free cash flow	$62.8

(1) Strategic reorganization and other charges include severance and certain transaction-related expenses.
(2) The income tax expense of adjusting items reflects an effective tax rate of 20.7% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$555.2	$411.3	$—	$966.5

Gross profit	$205.7	$142.4	$—	$348.1
Selling, general and administrative expenses	67.9	71.4	42.8	182.1
Strategic reorganization and other charges (1)	0.2	1.4	11.1	12.7
Operating income (loss)	$137.6	$69.6	$(53.9)	$153.3

Operating margin	24.8%	16.9%		15.9%

Capital expenditures	$16.1	$11.9	$—	$28.0

Net income				$105.9
Net income margin				11.0%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$105.9
Strategic reorganization and other charges (1)				12.7
Income tax expense of adjusting items (2)				(3.0)
Adjusted net income				$115.6

Weighted average diluted shares outstanding				156.6

Net income per diluted share				$0.68
Strategic reorganization and other charges per diluted share				0.08
Income tax expense of adjusting items per diluted share				(0.02)
Adjusted net income per diluted share				$0.74

Net income				$105.9
Income tax expense (3)				33.1
Other expense				1.6
Interest expense, net (3)				9.7
Pension expense other than service (3)				3.0
Operating income (loss)	$137.6	$69.6	$(53.9)	153.3
Strategic reorganization and other charges (1)	0.2	1.4	11.1	12.7
Adjusted operating income (loss)	137.8	71.0	(42.8)	166.0
Pension expense other than service	—	—	(3.0)	(3.0)
Depreciation and amortization	28.2	20.8	0.2	49.2
Adjusted EBITDA	$166.0	$91.8	$(45.6)	$212.2

Adjusted operating margin	24.8%	17.3%		17.2%
Adjusted EBITDA margin	29.9%	22.3%		22.0%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$149.5
Less capital expenditures				28.0
Free cash flow				$121.5

(1) Strategic reorganization and other charges include expenses associated with our leadership transition, certain transaction-related expenses, the cybersecurity incidents, non-cash asset impairment and severance.

(2) The income tax expense of adjusting items reflects an effective tax rate of 23.8% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$472.9	$501.4	$—	$974.3

Gross profit	$117.4	$173.7	$—	$291.1
Selling, general and administrative expenses	65.3	82.2	40.2	187.7
Strategic reorganization and other charges (benefits) (1)	0.1	1.2	(0.4)	0.9
Operating income (loss)	$52.0	$90.3	$(39.8)	$102.5

Operating margin	11.0%	18.0%		10.5%

Capital expenditures	$23.1	$9.3	$—	$32.4

Net income				$68.3
Net income margin				7.0%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$68.3
Strategic reorganization and other charges (benefits) (1)				0.9
Income tax expense of adjusting items (2)				(0.2)
Adjusted net income				$69.0

Weighted average diluted shares outstanding				156.8

Net income per diluted share				$0.44
Strategic reorganization and other charges (benefits) per diluted share				0.01
Income tax expense of adjusting items per diluted share				(0.01)
Adjusted net income per diluted share				$0.44

Net income				$68.3
Income tax expense (3)				20.0
Interest expense, net (3)				11.4
Pension expense other than service (3)				2.8
Operating income (loss)	$52.0	$90.3	$(39.8)	102.5
Strategic reorganization and other charges (benefits) (1)	0.1	1.2	(0.4)	0.9
Adjusted operating income (loss)	52.1	91.5	(40.2)	103.4
Pension expense other than service	—	—	(2.8)	(2.8)
Depreciation and amortization	23.7	22.3	0.1	46.1
Adjusted EBITDA	$75.8	$113.8	$(42.9)	$146.7

Adjusted operating margin	11.0%	18.2%		10.6%
Adjusted EBITDA margin	16.0%	22.7%		15.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$52.5
Less capital expenditures				32.4
Free cash flow				$20.1

(1) Strategic reorganization and other charges (benefits) include severance and certain transaction-related expenses partially offset by a gain from the sale of our Aurora, Illinois facility.
(2) The income tax expense of adjusting items reflects an effective tax rate of 22.7% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.